Exhibit 5.1

May 5, 2017

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Re:	Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Century Communities, Inc., a Delaware corporation (the “Company”), and have been requested to render this opinion letter in connection with the proposed issuance of 4,241,180 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated April 10, 2017 (the “Merger Agreement”), by and among the Company, Casa Acquisition Corp., a Delaware corporation, and UCP, Inc., a Delaware corporation. The Shares are included in a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on May 5, 2017 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion letter is an exhibit.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), (ii) the Bylaws of the Company, as amended, (iii) the Merger Agreement, (iv) the Registration Statement, (v) resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the Merger Agreement and the transactions contemplated thereby, certified by an officer of the Company (the “Resolutions”), (vi) certificates of officers of the Company, (vii) certificates of public officials, (viii) such other corporate documents, records, agreements and instruments of the Company, and (ix) such other documents, records, agreements, instruments and certificates, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates and/or statements of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established. In making our examination of documents executed by parties other than the Company, we have assumed that such other parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such other parties of such documents, and the validity and binding effect thereof.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

GREENBERG TRAURIG, LLP ◾ ATTORNEYS AT LAW ◾ WWW.GTLAW.COM

1840 Century Park East, Suite 1900 ◾ Los Angeles, California 90067 ◾ Tel 310.586.7700 ◾ Fax 310.586.7800

Century Communities, Inc.

May 5, 2017

The foregoing opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. In addition, the foregoing opinion is limited to the General Corporation Law of the State of Delaware as currently in effect, and we do not express any opinion herein with respect to the laws of any other jurisdiction. Furthermore, we express no opinion as to matters relating to compliance with any federal or state antifraud laws, any securities or blue sky laws of any jurisdiction, or any other rules or regulations relating to securities.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent (i) to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and (ii) to the references to our firm wherever appearing in the proxy statement/prospectus constituting a part of the Registration Statement, and any amendments thereto. In giving such consent, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we do not undertake any obligation to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date hereof or that may hereinafter come to our attention. We express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is for your benefit in connection with the Registration Statement and the issuance of the Shares, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

GREENBERG TRAURIG